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                                                                   Exhibit 10.20

[LETTERHEAD OF CSX CORPORATION]

                                                       Jeff McCutcheon
                                                       Senior Vice President
                                                       Corporate Human Resources

                                                     November 18, 2002

Mr. Charles G. Raymond
President
CSX Lines, Inc.
2101 Rexford Road
Suite 350, West
Charlotte, North Carolina 28211

Dear Chuck:

       This letter serves to amend the Transaction Incentive Program for CSX Lines described in a latter I sent you January 4, 2002. In this letter, I stated that an incentive Bonus would only be paid if there was Closing of the Transaction (as defined in the letter) by December 31, 2002.

       Through this letter, CSX will amend the January 4, 2002 letter by extending the deadline of a closing of the transaction an additional six months. Accordingly, the third paragraph of your January 4, 2002 letter should now read as follows:

            "The Incentive Bonus will be paid only if there is a Closing of a Transaction by June 30, 2003. For purposes of this letter, a "Closing" means that a transaction to sell or dispose of all, or substantially all, of the assets of CSX Lines must be completed prior to June 30, 2003. If no such Closing occurs by June 30, 2003, this program will expire without payment."

       All other provisions of the letter remain unchanged.

       Please indicate your agreement with and acceptance of the terms and conditions of this letter by signing and dating this letter in the space provided below. Keep one original for your records and return the other original to me.

                                             Very truly yours,

                                             Jeff McCutcheon

Agreed to and accepted:

/s/ CHARLES G. RAYMOND
______________________________
Charles G. Raymond